Board of Directors
The Michael Nolin Group, Inc.

Members
Boss Enterprises and Consulting, LLC

We hereby consent to the use in the foregoing Amendment No. 1 of the Regulation A Offering Statement on Form 1-A of our report dated February 1, 2018, regarding the financial statements of The Michael Nolin Group, Inc. as of June 30, 2017, and of our report dated August 24, 2017, regarding the financial statements of Boss Enterprises and Consulting, LLC as of December 31, 2016, and 2015, and to the reference to our firm under the heading "Experts" in the Offering Circular.

Mac Accounting Group, LLP

/s/ Mac Accounting Group, LLP

___________________________________________________
Midvale, Utah
March 29, 2018